FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE

August 11, 2011

FIRST PACTRUST BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

CHULA VISTA, CA  – August 11, 2011 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of its common stock, or approximately 8.6% of its outstanding shares, in the open market over the period of one year.  The repurchase program, which is effective immediately, will be funded through the Company’s existing cash and repurchased shares, if any, will be available for general corporate purposes.

Purchases made pursuant to the program will be made in either the open market, in block trades, or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements.  The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.  The program may be suspended or discontinued at any time.

Gregory A. Mitchell, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of recent market conditions and the strong capital position of both the Company and Pacific Trust Bank. Mr. Mitchell stated:  "Market conditions over the past week have provided the Company with an opportunity to create additional value for our shareholders as we pursue increasingly attractive growth opportunities and build Southern California’s premier community bank.”

As of June 30, 2011, the Company had consolidated total assets of $882.3 million and stockholders' equity of $160.5 million. The Company’s tangible book value was $13.91 per share based upon 11,535,597 shares of common stock outstanding as of June 30, 2011. The Company’s stock is traded on the Nasdaq Global Stock Market under the symbol "FPTB".

Contact:

Gregory A. Mitchell, President and CEO

Phone: (619) 691-1519, ext. 4474

Marito Doming, EVP and Chief Financial Officer

Phone: (619) 691-1519 ext. 4314

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